Contract Manufacturing Agreement

This Contract Manufacturing Agreement (the “Agreement”) is entered into as of January 1, 2021 (the “Effective Date”), by and between KES SCIENCE & TECHNOLOGY INC., a Georgia corporation, at 3625 Kennesaw North Industrial Parkway, Kennesaw, Georgia 30144 (“KES”), and AKIDA HOLDING, LLC, a Florida limited liability company, at 2300 Marshpoint Road, Suite 202, Neptune Beach, Florida 32266 (“Akida”). KES and Akida are each a “Party” and collectively, the “Parties.”

WHEREAS, KES is the manufacturer of that certain product line of AiroCide hydrocarbon gas and airborne pathogen removal systems, developed exclusively for Akida and funded by KES, as more particularly described in Exhibit “A” (the “Products”);

WHEREAS, Akida will enter into an Asset Purchase Agreement (the “Purchase Agreement”) with Applied UV, Inc. (“Parent”) and SteriLumen, Inc., the wholly-owned subsidiary of Parent (the “Purchaser”) which provides for the sale of the AiroCide assets from Akida to the Purchaser;

WHEREAS, Akida wishes to purchase and have its successor in interest have the right to purchase the Products from KES and KES wishes to manufacture the Products to Akida and its successor in interests, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.  Manufacture Products.

1.1  Manufacture. Subject to the terms and conditions of this Agreement, KES shall manufacture the Products, including ordering and management of required components to make the Products, as set forth in Exhibit “A” as amended from time to time. Notwithstanding the foregoing, Products shall require the issuance of purchase orders by Akida as hereinafter provided. It is expressly acknowledged and agreed that this Agreement does not itself provide for the purchase of any quantity of any Products, nor an obligation by KES to manufacture any quantity of Products. The terms and conditions of this Agreement shall govern all purchases of the Products in Exhibit A. Any additional, contrary or different terms contained in any purchase order, acknowledgement, confirmation, invoice or communication, and any other attempt to modify, supersede, supplement or otherwise alter this Agreement, are deemed rejected by the other Party and will not modify this Agreement or be binding on the Parties unless such terms have been fully approved in a signed writing by authorized representatives of both Parties. The bill of materials and manufacturing costs for each Product is set forth on Exhibit B, which may be amended from time to time if Akida or KES sources lower or raise cost materials.

1.2  Forecasts and Inventory Planning. On a monthly basis, Akida will provide KES with a nonbinding rolling forecast for the following six (6) months. Forecasts are for informational purposes only and do not create any binding obligations on behalf of either Party. KES will be responsible for material planning to meet the rolling forecast and mutually agreed upon service levels for Products. KES will promptly notify Akida if KES becomes aware that KES cannot meet the rolling forecast. However, a failure to provide such notice shall not constitute a breach under this Agreement.

1.3  No Right to Manufacture and Sell Products to Other Parties. Except as allowed by the Intellectual Property Assignment and License Agreement dated as of the date hereof, between the Parties (the “License”) KES shall not offer, sell, provide or manufacture the Products or any other products containing the Catalyst (except as provided for in the License), to or for any person or entity other than Akida, or Akida’s permitted successors and assigns. This Section will survive expiration or termination of this Agreement.

2.  Ordering Procedure.

2.1  Purchase Orders. Akida shall make all purchases of the Products by submitting written purchase orders or electronically transmitted sales orders (each, a “Purchase Order”) to KES through a mutually agreed upon automated ordering system. KES will acknowledge and confirm each accepted Purchase Order within one (1) business day. Each Purchase Order shall specify the quantity of the Products ordered, the place of delivery and the delivery date therefore, which date will be jointly set by Akida and KES. KES will not unreasonably delay any manufacturing or related component purchasing once a Purchase Order is accepted.

2.2  Cancellation of Purchase Orders. At any time after KES has accepted a Purchase Order, Akida may cancel such Purchase Order only upon KES’s written approval.

3.  Shipment, Delivery, Acceptance, and Inspection.

3.1  Shipment and Delivery Requirements. KES shall manufacture, assemble, pack, mark, and ship Products strictly in the quantities and by the methods, to the delivery locations and by the delivery dates, specified in this Agreement or an applicable Purchase Order.

3.2   Transfer of Title and Risk of Loss. Title to Products and risk of loss to Products shipped under a Purchase Order passes to Akida upon receipt and acceptance by the shipping carrier at the place of origin (e.g. the manufacturing or storage facility of KES).

3.3  Packaging and Labeling. KES shall properly pack, mark, and ship Products as instructed by Akida and otherwise in accordance with applicable law and industry standards and shall provide Akida with shipment documentation showing the Purchase Order number, KES’s identification number for the subject Products, the quantity of pieces in shipment, bill of lading number, and such other information as Akida reasonably requests.

3.4  Inspection. Products are subject to Akida’s inspection and approval or rejection of Nonconforming Products (defined as Products that are out of specification, non-functional, or functioning improperly) notwithstanding Akida’s prior receipt of or payment for the Products. Akida shall have fourteen (14) days following delivery of the Products (“Inspection Period”), to inspect all Products received under this Agreement and to inform KES, in writing, of Akida’s rejection of any Nonconforming Products. For purposes of this Agreement, “Nonconforming Products” means any products received by Akida from KES that: (a) do not conform to the model number listed in the applicable Purchase Order or fully conform to the specifications for such model number; (b) on visual inspection, Akida reasonably determines are otherwise defective; or (c) exceed the quantity of Products ordered by Akida pursuant to the applicable Purchase Order. Akida may return to KES any or all units of rejected Products that constitute Nonconforming Products because they exceed the quantity stated in the applicable Purchase Order. If Akida rejects any other Nonconforming Products, Akida may elect to (a) require KES, at KES’s sole cost, to replace the rejected Products at the location specified by Akida (which may include KES’s location, Akida’s location or the location of a third party), or (b) retain the rejected Products; in each case without limiting the exercise by Akida of any other rights available to Akida under this Agreement or pursuant to applicable law. All returns of Nonconforming Products to KES are at KES’s sole risk and expense, so long as the return shipping is coordinated by KES. Products that are not rejected within the Inspection Period will be deemed to have been accepted by Akida; provided, however, that Akida’s acceptance of any Products will not be deemed to be a waiver or limitation of KES’s obligations pursuant to this Agreement (or any breach thereof).

4.  Price and Payment.

4.1  Price. Akida shall purchase the Products from KES at the prices set forth on Exhibit “A” attached hereto (“Prices”). Akida is solely responsible for all costs and expenses relating to, transporting, loading and unloading, customs, taxes, tariffs and duties, insurance and any other similar financial contributions or obligations relating to the production, manufacture, sale, and delivery of the Products.

4.2  Invoices. KES shall submit invoices to Akida upon shipment of Product to the address set forth in the applicable Purchase Order. Each invoice for Products must set forth in reasonable detail the amounts payable by Akida under this Agreement and contain the following information, as applicable: Purchase Order number, quantity and identification of Products shipped, serial numbers (if applicable), carrier name, ship-to address, bill of lading number, and any other information requested by Akida for identification and control of the Products.

4.3  Payment. Except for any amounts disputed by Akida in good faith, KES’s accurate and correctly submitted invoices will be payable within thirty (30) days following Akida’s receipt of KES’s invoice. Any payment by Akida for Products will not be deemed acceptance of the Products or waive Akida’s right to inspect. Akida shall make all payments in US dollars by check, wire transfer or automated clearing house as instructed by KES.

4.4  Setoff; Contingent or Disputed Claims. Akida agrees to pay all undisputed charges under this Agreement without counter-claim, set-off or deduction. In the event that Akida legitimately and reasonably disputes an invoiced amount, Akida will provide KES with written notice of the amount in dispute and the basis for the dispute. KES agrees that it will work with Akdia to reasonably and expeditiously resolve the dispute within a thirty (30) day period.

5.  Term; Termination.

5.1  Initial Term. The term of this Agreement commences on the Effective Date and continues through December 31, 2022, unless it is earlier terminated pursuant to the terms of this Agreement or applicable law (the “Initial Term”).

5.2  Renewal Term. Upon expiration of the Initial Term, the term of this Agreement will automatically renew for additional successive one (1) year terms unless either Party provides written notice of non-renewal at least sixty (60) days prior to the end of the then-current term (each, a “Renewal Term” and together with the Initial Term, the “Term”), unless any Renewal Term is earlier terminated pursuant to the terms of this Agreement or applicable law. If the Initial Term or any Renewal Term is renewed for any Renewal Term(s) pursuant to this section, the terms and conditions of this Agreement during each such Renewal Term will be the same as the terms in effect immediately prior to such renewal. In the event either Party provides timely notice of its intent not to renew this Agreement, then, unless earlier terminated in accordance with its terms, this Agreement terminates on the expiration of the Initial Term or then-current Renewal Term, as applicable.

5.3  Termination for Cause. Either Party may terminate this Agreement for cause with immediate effect upon written notice to the other Party: (i) if such other Party fails to perform any material obligation under this Agreement or otherwise materially breaches the Agreement, through no fault of the Party initiating such termination, that remains uncured for thirty (30) calendar days following written notice to such Party of such failure or breach; or (ii) if the Other Party becomes insolvent, is generally unable to pay, or fails to pay, its debts as they become due, files a petition for bankruptcy or commences or has commenced against it proceedings relating to bankruptcy, receivership, reorganization, or assignment for the benefit of creditors.

5.4  Termination Without Cause.

(a)  During the Initial Term (and subject to its non-renewal right set forth in section 5.2), Akida may terminate this Agreement for convenience: (i) upon six (6) months’ advance written notice of termination, provided such termination shall not be effective before January 1, 2022; and (ii) payment of an early termination fee in the amount equal to ten percent (10%) of all gross sales revenues of the Products sold from the termination date through December 31, 2022 (the “Early Termination Fee”). Akida shall pay the Early Termination Fee on a monthly basis, no later than the twentieth (20th) of the month, accompanied by an accounting of units sold and invoice price for the preceding month.

(b)  After the Initial Term, either Party may terminate this Agreement for convenience upon giving sixty (60) days’ advance written notice of termination to the other Party.

(c)  During any Term, either Party may terminate this Agreement solely with respect to the manufacture and purchase of the Catalyst (as defined in Exhibit “A”) upon six (6) months’ advance written notice of termination to the other Party.

5.5  Effect of Expiration or Termination.

(a)  Immediately upon the effectiveness of a notice of termination, KES shall, unless otherwise directed by Akida, and subject to KES’s obligation provide resourcing cooperation: (i) promptly terminate all performance under this Agreement and under any outstanding Purchase Orders; (ii) transfer title and deliver to Akida all finished Products completed prior to effectiveness of the notice of termination; and (iii) return to Akida all property furnished by or belonging to Akida or any of Akida’s customers, or dispose of such other property in accordance with Akida’s instructions (provided that Akida will reimburse KES for the actual, reasonable costs associated with such disposal). Akida will purchase from KES any remaining raw materials or work-in-progress at cost with supporting invoices for any Purchase Orders that were placed by Akida and accepted by KES before termination or expiration of this Agreement. KES agrees, if requested by Akida, to finish any work in progress that remains after it receives a termination notice from Akida.

(b)  The termination or expiration of this Agreement for any reason shall not release any Party hereto of any liability which at the time of termination or expiration had already accrued to the other Party in respect to any act or omission prior thereto.

(c)  Upon the expiration or earlier termination of this Agreement, each Party shall return to the other Party or destroy all documents and tangible materials (and any copies) containing, reflecting, incorporating or based on the other Party’s Confidential Information. In addition, each Party, upon the other Party’s written request, will certify in writing to such other Party that it has complied with the requirements of this section.

5.6  Resourcing Cooperation. Upon the expiration or earlier termination of this Agreement for any reason, to the extent requested by Akida in writing, KES will take such actions as may be reasonably required by Akida, at Akida’s sole cost and expense, to transition production of Products from KES to an alternative manufacturer/supplier without production disruptions, including without limitation, manufacturing, delivering and selling to Akida a sufficient inventory bank of Products to ensure that the transition will proceed smoothly and without interruption or delay, with pricing equivalent to the pricing in effect immediately before expiration or termination.

6.  Certain Obligations of KES.

6.1  Quality.

(a)  KES shall meet or exceed Akida’s quality standards for the Products as adopted by Akida from time to time, and which are provided by Akida to KES in writing.

(b)  KES shall provide commercially reasonable support as requested by Akida to address and correct quality concerns. In addition to its other rights and remedies, Akida may hold KES responsible for costs associated with quality-issue investigation and containment to the extent caused by KES’s acts or omissions.

(c)  KES shall take reasonable steps to meet or exceed any U.S. Food & Drug Administration and other relevant quality system standards applicable to the manufacturing of the Products.

6.2  Maintenance of Equipment. Unless otherwise agreed to by Akida in writing, KES, at its sole expense, shall furnish, keep in good condition, and replace when necessary all equipment and other items necessary for the production of the Products.

6.3  Prohibited Acts. KES shall not:

(a)  take any action that interferes with or challenges Akida’s intellectual property rights, including Akida’s ownership or exercise thereof; or

(b)  alter, obscure or remove any of Akida’s trademark or copyright notices or any other proprietary rights notices placed on the products purchased under this Agreement (including Products), marketing materials or other materials.

7.  Compliance with Laws.

7.1  Compliance. KES shall at all times comply with all laws applicable to this Agreement, KES’s operation of its business and the exercise of its rights and performance of its obligations hereunder. Without limitation of the foregoing, KES shall ensure the Products and any related packaging, conform fully to any applicable law. KES shall also manufacture the Products in adherence to the manufacturing specifications and release specifications provided by Akida and will maintain effective quality systems that minimize the potential for product quality, regulatory and compliance issues.

7.2  Permits, Licenses, and Authorizations. KES shall obtain and maintain all permits necessary for the exercise of its rights and performance of KES’s obligations under this Agreement, including any permits required for the import of Products or any raw materials and other manufacturing parts used in the production and manufacture of the Products, and the shipment of hazardous materials, as applicable.

8.  Representations and Warranties; Product Warranty.

8.1  KES’s Representations and Warranties. KES represents and warrants to Akida that:

(a)  it is a limited liability company, duly organized, validly existing and in good standing under the laws of Georgia;

(b)  it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement;

(c)  it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder; and

(d)  the execution of this Agreement by its representative whose signature is set forth at the end of this Agreement and the delivery of this Agreement by KES, have been duly authorized by all necessary action on the part of KES.

8.2  Akida’s Representations and Warranties. Akida represents and warrants to KES that:

(a)  it is a limited liability company, duly organized, validly existing and in good standing under the laws of Florida;

(b)  it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement;

(c)  it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder; and

(d)  the execution of this Agreement by its representative whose signature is set forth at the end of this Agreement and the delivery of this Agreement by Akida, have been duly authorized by all necessary action on the part of Akida.

8.3  Product Warranty. KES warrants to Akida (the “Product Warranty”) that:

(a)  for a period of one (1) year from the date of shipment of the Products (the “Warranty Period”), the Products will conform, in all material respects, to the specifications, standards, quality and performance requirements furnished, specified or approved by Akida for the Products and be free from significant defects in material and workmanship; and

(b)  each of the Products will be new and conveyed by KES to Akida with good title, free and clear of all encumbrances.

The Product Warranty does not apply to any Product that has been subjected to abuse, misuse, neglect, negligence, accident, improper testing, improper installation, improper storage, improper handling, abnormal physical stress, abnormal environmental conditions or use contrary to any instructions issued by KES.

8.4  Withdrawal or Recall of Products. If Akida or any governmental authority determines that any Products sold to Akida are defective and a recall campaign is necessary, Akida will have the right to implement such recall campaign and return defective products to KES or destroy such Products, as determined by Akida in its reasonable discretion, at KES’s sole cost and risk so long as it is determined by agreement of the Parties or a determination through arbitration (pursuant to the arbitration provision of this Agreement) that the recall is a result of KES’s performance under this Agreement. If a recall campaign is implemented, and it is determined by agreement of the Parties or a determination through arbitration (pursuant to the arbitration provision in this Agreement) that the recall is a result of KES’s performance under this Agreement, at Akida’s option and KES’s sole cost, KES shall promptly either: (a) replace any defective products and provide such replacement Products to Akida or Akida’s designee; or (b) repair any defective products by providing replacement components (rather than replacing the entire product) as long as such repair does not negatively impact Akida’s customers. KES will be liable for all of Akida’s costs associated with any recall campaign if such recall campaign is based upon a reasonable determination that the Products fail to conform to the warranties set forth in this Agreement.

8.5  DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES; NON-RELIANCE. EXCEPT FOR THE PRODUCT WARRANTY SET FORTH IN SECTION 8.3: (A) NEITHER KES NOR ANY PERSON ON KES’S BEHALF HAS MADE OR MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER, EITHER ORAL OR WRITTEN, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED, AND (B) AKIDA ACKNOWLEDGES THAT IT HAS NOT RELIED UPON ANY REPRESENTATION OR WARRANTY MADE BY KES, OR ANY OTHER PERSON ON KES’S BEHALF, EXCEPT AS SPECIFICALLY PROVIDED IN SECTIONS 8.1 AND 8.3 OF THIS AGREEMENT.

9.  Indemnification.

9.1  Indemnification. Subject to the terms and conditions of this Agreement, KES (as “Indemnifying Party”) shall indemnify, defend and hold harmless Akida and its officers, directors, employees, agents, affiliates, representatives, successors and assigns (collectively, “Indemnified Parties”) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees, fees and the costs of enforcing any right to indemnification under this Agreement and the cost of pursuing any insurance providers, incurred by any Indemnified Party (collectively, “Losses”), resulting from any third-party claim or any direct claim against Indemnifying Party alleging:

(a)  a breach or non-fulfillment of any of Indemnifying Party’s representations, warranties, or covenants set forth in this Agreement;

(b)  any grossly negligent or more culpable act or omission of Indemnifying Party or any of its representatives (including any recklessness or willful misconduct) in connection with Indemnifying Party’s performance under this Agreement; or

(c)  any bodily injury, death of any person or damage to real or tangible personal property caused by the willful or grossly negligent acts or omissions of Indemnifying Party or any of its representatives.

9.2  Exceptions and Limitations on Indemnification. Notwithstanding anything to the contrary in this Agreement, Indemnifying Party is not obligated to indemnify or defend any Indemnified Party against any claim or corresponding Losses resulting directly from Indemnified Party’s gross negligence or more culpable act or omission (including recklessness or willful misconduct).

10.  NO LIABILITY FOR CONSEQUENTIAL OR INDIRECT DAMAGES. IN NO EVENT SHALL EITHER PARTY OR THEIR REPRESENTATIVES BE LIABLE FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, OR LOST PROFITS OR REVENUES, ARISING OUT OF OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF (A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (B) WHETHER OR NOT THE PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

11.  Inspection and Audit Rights. KES hereby grants to Akida access to KES’s premises (including KES’s manufacturing operations used in production of the Products) and all pertinent documents and other information, whether stored in tangible or intangible form, including any books, records, and accounts, in any way related to KES’s performance under this Agreement (including KES’s processes and procedures), Products, or any payment or other transaction occurring in connection with this Agreement, for the purpose of auditing KES’s compliance with the terms of this Agreement and any other agreements between Akida and KES, including KES’s charges for Products, or inspecting or conducting an inventory of finished Products, work-in-process or raw-material inventory; provided that any physical inventory inspection may take place no more frequently than semi-annually. KES agrees to cooperate fully with Akida in connection with any such audit or inspection. KES shall maintain, during the Term and for a period of four (4) years after the Term, complete and accurate books and records and any other financial information in accordance with GAAP. KES shall segregate its records and otherwise cooperate with Akida so as to facilitate any audit by Akida.

12.  Insurance. During the Term, KES shall, at its own expense, maintain and carry in full force and effect, subject to appropriate levels of self-insurance, commercial general liability insurance in a sum no less than $1,000,000 and statutory workers’ compensation insurance as required by applicable law (including an “all states” endorsement) with financially sound and reputable insurers. Upon Akida’s written request, KES shall provide Akida with a certificate of insurance evidencing the insurance coverage specified in this Section. The certificate of insurance shall name Akida as an additional insured and loss payee. KES shall provide Akida with thirty (30) days’ advance written notice in the event of a cancellation or material change in such insurance policy.

13.  Miscellaneous.

13.1  Further Assurances. Upon a Party’s reasonable request, the other Party shall, at its sole cost and expense, execute and deliver all such further documents and instruments, and take all such further acts, necessary to give full effect to this Agreement.

13.2  Relationship of the Parties. The relationship between KES and Akida is solely that of vendor and vendee and they are independent contracting parties. Nothing in this Agreement creates any agency, joint venture, partnership or other form of joint enterprise, employment or fiduciary relationship between the Parties. Neither Party has any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any third party.

13.3  Entire Agreement. This Agreement, including and together with any related exhibits, schedules and the applicable terms of any Purchase Orders, constitutes the sole and entire understanding and agreement of the Parties with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, proposals, discussions, representations and warranties, both written and oral, with respect to such subject matter. If there is a conflict between the terms of this Agreement and of any exhibit, schedules or purchase orders, the terms of this Agreement shall govern.

13.4  Notices. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement (each, a “Notice”) must be in writing and addressed to the other Party at its address set forth below (or to such other address that the receiving Party may designate from time to time in accordance with this section). All Notices must be delivered by personal delivery, nationally recognized overnight courier or certified or registered mail (in each case, return receipt requested, postage prepaid) or email (with confirmation of transmission). Except as otherwise provided in this Agreement, a Notice is effective only (a) on receipt by the receiving Party, and (b) if the Party giving the Notice has complied with the requirements of this Section.

If to KES:

KES SCIENCE &TECHNOLOGY INC.

3625 Kennesaw North Industrial Parkway

Kennesaw, GA 30144

Attention: John Hayman

Email: jhayman@kesscience.com

If to Akida:

AKIDA HOLDING, LLC

2300 Marshpoint Road, Suite 202

Neptune Beach, FL 32266

Attention: David E. Kight

Email: dkight@akidaholdings.com

13.5  Interpretation. The Parties drafted this Agreement without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The exhibits, schedules, and attachments referred to herein are an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

13.6  Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

13.7  Severability. If any term or provision of this Agreement is held void, voidable, invalid, illegal or unenforceable in any jurisdiction, no other provision of this Agreement shall be affected as a result thereof, and the remaining provisions of this Agreement shall be valid and remain in full force and effect as if such void, voidable, invalid, illegal or unenforceable provision had been omitted.

13.8  Amendment and Modification. No amendment, change, modification, alteration, addition to, rescission, termination or discharge of this Agreement is effective unless it is in writing and signed by authorized representatives of both Parties.

13.9  Waiver.  None of the terms of this Agreement may be waived, in whole or in part, unless such waiver is in writing and signed by an authorized representative of both Parties. Any waiver authorized on one occasion is effective only in that instance and only for the purpose stated and does not operate as a waiver on any future occasion or any other provision of the Agreement. Any course of dealing between the Parties or failure or delay in exercising any right, remedy, power or privilege or in enforcing any condition under this Agreement shall not constitute a waiver or estoppel of any right, remedy, power, privilege or condition arising from this Agreement.

13.10  Assignment. Akida may assign any of its rights or delegate any of its duties under this Agreement to any person or entity in Akida’s sole discretion, upon written notice to KES. KES hereby acknowledges that a condition precedent to the Purchase Agreement is the assignment of this Agreement and all of Akida’s rights hereunder to the Purchaser and KES hereby consents to any such assignment and waives any requirement of notice. KES may only assign its rights or delegate its duties under this Agreement to a wholly owned subsidiary or to a purchaser of or successor to all or substantially all its assets (whether through sale, merger, restructuring or otherwise), upon written notice to Akida. Notwithstanding the foregoing, KES may use third-party suppliers to fulfill its obligations under this Agreement. Any purported assignment or delegation in violation of this section is null and void.

13.11  Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties and their respective permitted successors and permitted assigns.

13.12  Third-Party Beneficiaries. The Parties agree that the Parent and the Purchaser are third-party beneficiaries of all of rights and benefits hereunder and each may enforce the provisions hereof as if it were a party hereto.

13.13  Survivability. Terms and conditions that require performance after the termination or expiration of this Agreement, including without limitation, use restrictions, limitations of liability, indemnification, and confidentiality provisions, will survive any termination or expiration of this Agreement.

13.14  Governing Law, Venue and Remedies. All questions concerning the construction, validity, enforcement, and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof. If any dispute should arise between the parties that cannot be resolved informally, it shall be settled by arbitration in the Delaware office of the American Arbitration Association before a panel of three arbitrators designated by the American Arbitration Association in accordance with the Rules of the American Arbitration Association then obtaining in Delaware. The cost of any arbitration proceedings and the prevailing Party’s attorneys’ fees shall be borne by the Party against whom an award is made. The decision of the arbitrators shall be binding and conclusive upon the Parties. If the American Arbitration Association shall not then be in existence, arbitration shall be settled by such other organization, if any, as shall then have become the successor of said Association.

13.15  Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Each Party certifies and acknowledges that (a) no representative of the other Party has represented, expressly or otherwise, that such other Party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such Party has considered the implications of this waiver, (c) such Party makes this waiver voluntarily, and (d) such Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

13.16  Attorneys’ Fees. In the event that either Party employs attorneys to enforce any right arising out of or relating to this Agreement, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees and costs.

13.17  Force Majeure. No Party shall be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such party’s (the “Impacted Party”) failure or delay is caused by or results from the following force majeure events (“Force Majeure Event(s)”): acts of God, flood, fire, earthquake, hurricane, tornado, epidemic, pandemic, explosion, war, terrorism, riot, government order or action, and other similar events beyond the reasonable control of the Impacted Party. The Impacted Party shall give notice to the other Party as soon as practicable, stating the period of time the occurrence is expected to continue. The Impacted Party shall use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized. The Impacted Party shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. Notwithstanding the forgoing, the other Party may terminate this Agreement upon written notice if the Impacted Party’s nonperformance continues for a period of ninety (90) consecutive days.

13.18  Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together is deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

KES SCIENCE & TECHNOLOGY, INC.

By: ______________________________________

Name: ____________________________________

Title: _____________________________________

Date: _____________________________________

AKIDA HOLDING, LLC

By: ______________________________________

Name: David Kight

Title: COO/CFO

Date: _____________________________________

1

Exhibit “A”

Products and Prices: “Products” include:

a.  HD product line consisting of the following models and accessories at the following prices:

Unit Item #	Net Cost to Akida	Suggested Retail
HD-1200	$ 831.00	$ 1,440.00
HD-1500	$ 825.00	$ 1,440.00
HD-25000	$ 1,480.80	$ 2,640.00
HD-TITAN	$ 2,285.00	$ 4,220.00
AIRO-PRO HO	$ 468.00	$ 645.00

Lamp & Filter Kit Item #
HD-LAMP1200	$ 90.70	$ 139.00
HD-LAMP1500	$ 90.70	$ 139.00
HD-LAMP25000	$ 191.75	$ 295.00
HD-LAMP-TITAN	$ 249.00	$ 349.00
AIRO-LAMPPROHO	$ 90.70	$ 139.00

Filter Only Kit Part #
HD-FILTER1200	$ 19.46	$ 29.95
HD-FILTER1500	$ 19.46	$ 29.95
HD-FILTER25000	$ 25.97	$ 39.95
HD-FILTER-TITAN	$ 32.95	$ 49.95
AIRO-FILTERPROHO	$ 19.46	$ 27.95

b.  PCO Catalyst (i.e., the borosilicate glass tubes that are coated with the proprietary TiO2 solution and placed inside the Airocide products’ reaction chambers) (“Catalyst”): $7.50 per pound until April 1, 2021, at which time it will increase to $8.00 per pound.

Special Terms with respect to the Catalyst: KES may also manufacture and produce the Catalyst under the terms of the License Agreement with Akida and for the KES Products herein.

2

Exhibit B

Bill of Materials and Manufacturing Costs

3